Exhibit 3

Joint Filing Agreement

In accordance with § 240.13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock of GAMCO INVESTORS, INC., and that this Joint Filing Agreement be included as an Exhibit to such joint filing.  This Joint Filing Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby executed this Joint Filing Agreement this 12th day of February, 2015.

E.S. Barr & Company

By:	/s/ Edward S. Barr
Edward S. Barr
President

/s/ Edward S. Barr
Edward S. Barr

E.S. Barr Holdings, LLC

By:	/s/ Edward S. Barr
Edward S. Barr
Manager